Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Angion Biomedica Corp., a Delaware corporation (the “Company”), and John Neylan (“Executive”), dated December 17, 2018 (the “Effective Date”).

1.                                      Position and Duties.

(a)           Position.  The Company hereby engages Executive as Senior Vice President and Chief Medical Officer of the Company.  As such, Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”) or his designee and initially oversee clinical development, medical affairs, pharmacovigilance, regulatory affairs and quality for the Company and have such other responsibilities reasonably assigned to the Executive by the CEO.

(b)           Obligations to the Company.  Executive shall devote his full business energies, interest, abilities and time to his position with the Company.  Executive shall perform his duties in the Boston metropolitan area, with travel to other sites, including Angion’s offices, as appropriate.

(c)           Right to Provide Services; Conflict of Interest.  Executive hereby represents and warrants to the Company that (i) he has full right and authority to enter into this Agreement and to perform his obligations hereunder, and (ii) the execution and delivery of this Agreement by Executive and the performance of his obligations hereunder will not conflict with or breach any agreement, order or decree to which he is a party or by which he is bound.  Subject to the prior written approval of the CEO, Executive may accept appointment to other corporate and charitable boards provided that (A) service on such other boards would not materially interfere with his service to the Company, and (B) Executive’s service on any such other board(s) does not conflict with the Executive’s duties of fidelity and loyalty to the Company and does not otherwise constitute a conflict of interest with Executive’s duties to the Company.

2.                                      Term.  Executive will be employed by the Company in accordance with the terms of this Agreement commencing as of the Effective Date until terminated in accordance with this Section 2 (the “Term”).

(a)           During the Term, the Company may terminate the Agreement at any time without Cause upon thirty (30) days prior written notice (or with continued payment of Base Salary in accordance with the Company’s normal payroll practices during such 30 day period in lieu of such 30 days prior written notice), or immediately upon any of the following events, which shall constitute a with “Cause” termination for purposes of this Agreement:

i.              Executive’s material breach of any term or condition of this Agreement by Executive, regardless of the reason therefore;

ii.             Executive’s fraud, breach of trust or fiduciary duty, material dishonesty, misappropriation of funds, willful misconduct, gross negligence or similar activity;

iii.            Executive’s indictment of, or plea of nolo contendre to, a felony or any crime involving an act of moral turpitude;

iv.            Executive’s material breach of this Agreement or the Company’s policies and procedures; or

v.             Executive’s continued failure to perform his duties on behalf of the Company or failure or refusal to follow the lawful directives of the Board;

provided, however, that, in the event of conduct described in clauses (i), (ii), (iv) or (v) above that is capable of being cured, Cause shall exist only if the Company provides prior written notice to Executive reasonably detailing such grounds giving rise to Cause and Executive fails to cure such grounds for Cause to the reasonable satisfaction of the Company within five (5) business days after delivery to Executive of such prior written notice, if reasonably curable within five (5) business days, or, if not, then within such time as is reasonable under the circumstances, which in no event shall exceed thirty (30) business days.  Executive’s Termination Date if Executive’s employment is terminated for Cause shall be the date on which Executive is given notice of termination under this Section, except, if a notice period is required, Executive’s Termination Date shall be upon the expiration of said notice period if Executive fails to previously cure the grounds giving rise to Cause.  If, subsequent to termination of Executive’s employment for a reason other than for Cause, the Company learns that a basis existed to terminate Executive’s employment for Cause, the Company may retroactively designate Executive’s termination of employment to be for Cause under this Section.

(b)           During the Term, the Executive may resign at any time without Good Reason upon thirty (30) days prior written notice, or upon any of the following events, without Executive’s consent, which shall constitute a “Good Reason” resignation for purposes of this Agreement:

i.              the assignment to Executive of duties materially inconsistent with his status as a senior executive of the Company;

ii.             a material reduction in Executive’s Base Salary; or

iii.            a relocation of Executive’s principle place of employment by more than 30 miles;

provided (x) Executive has provided the Company with written notice reasonably detailing the grounds alleged to give rise to Good Reason within thirty (30) days of the occurrence thereof or, if later, within thirty (30) days of the date upon which Executive first becomes aware of such grounds, and (y) the Company fails to cure such grounds within thirty (30) days after delivery to it of such written notice (the “Cure Period”) and (z) Executive resigns within 30 days following the expiration of the Cure Period giving at least 10 days prior written notice.  Executive’s Termination Date if Executive resigns Executive’s employment for Good Reason shall be the effective date of Executive’s notice of resignation for Good Reason, except that Company may waive all or any part of the above-referenced 10-day notice period or of the 30-day cure period, in which event Executive’s Termination Date shall be the last day of such notice or cure period that has not been waived or, if the entire notice or cure period has been waived, the date that Executive provided notice of the event giving rise to Good Reason or of Executive’s resignation for Good Reason.  For the avoidance out doubt, Executive’s exclusive remedy against the Company if the Company materially breaches this Agreement is to invoke the provisions of this Section 6.

(c)           During the Term, the Company may terminate the Agreement due to Executive’s inability to carry out his duties due to a change in physical or mental condition that cannot be accommodated pursuant to the Americans with Disabilities Act, the Family and Medical Leave Act, or any similar disability laws.

(d)           The Agreement will terminate automatically upon Executive’s death.

3.                                      Compensation.

(a)           Base Salary.  The Company shall pay to Executive an annual base salary of $455,000 per year (the “Base Salary”).  The Base Salary shall be reviewed annually for increase by the Board of Directors of the Company (the “Board”) in its sole discretion.

(b)           Annual Bonus.  With respect to each fiscal year of the Company ending during his employment, Executive shall be eligible to earn an annual bonus (an “Annual Bonus”) of up to 40 percent of his Base Salary in an amount determined by the Board in its sole discretion.  To receive any Annual Bonus otherwise earned for a given fiscal year, Executive must remain employed by the Company through the last business day of that year.  Any Annual Bonus earned by Executive will be paid no later than March 15 of the year following the end of the applicable fiscal year.

(c)           Long Term Incentive Compensation.  Executive will be eligible for annual grants of equity compensation grants as determined and approved by the Board in its sole discretion.  Without limiting the generality of the foregoing, as soon as practicable after the date hereof, Executive shall be granted options to purchase 75,000 shares of the Company’s common stock at an exercise price of $10 per share (the “Stock Options”) and 25,000 restricted shares of the Company’s common stock (the “Restricted Stock”).  Subject to Executive’s continued employment with the Company on the applicable vesting dates, the Stock Options and Restricted Stock shall vest 25 percent on the first anniversary of the date of grant and pro rata monthly over the subsequent two-year period such that Executive shall be fully vested in the Stock Options and Restricted Stock after the third anniversary of the date of grant.  The grants shall be subject to the terms and conditions set forth in the award agreements attached hereto as Exhibits A and B.

(d)           Employee Benefits.  Executive will be eligible to participate in the employee benefit plans, policies or arrangements maintained by the Company for its management-level employees, subject to the terms and conditions of such plans, policies or arrangements

(e)           Vacations.  In addition to holidays observed by the Company, Executive will be entitled to accrue four weeks of paid vacation each year in accordance with the published policies of the Company; provided, however, that for the year in which Executive’s employment commences (or any other partial year of service), this vacation allotment will be pro-rated.

4.                                      Business Expenses.  The Company shall pay directly, or reimburse, Executive for travel and business expenses for meetings, conferences and other events as directed by the Company, in accordance with the Company’s generally applicable policies.

5.                                      Indemnification/Directors and Officers Insurance.  Executive will be entitled to indemnification, advancement of expenses and directors’ and officers’ insurance pursuant to the Company’s bylaws.

6.                                      Termination Benefits.  Upon any termination of Executive’s employment, Executive will receive payment for any accrued but unpaid wages through the Termination Date, and for any incurred but unreimbursed business expenses, subject to the Company’s policies for expense reimbursements.  In addition, if during the Term the Company terminates the Agreement without Cause or Executive resigns for Good Reason, the Company shall pay Executive his Base Salary (at no less than $455,000 per year) for a period of six months (the “Severance Period”); provided, however, that the payments and benefits described in this Section 6 are expressly conditioned upon Executive’s compliance with any restrictive covenants to which Executive may be subject (including those in Sections 8 through 14) and Executive’s execution of a general release of claims (the “Release”) against the Company and its affiliates in a form acceptable to the Company, which must be effective and irrevocable prior to the sixtieth (60th) day following the effective date of the termination of Executive’s employment (the “Termination Date”).  If the Executive does not execute without revocation the Release in the time period provided herein, Executive will forfeit his right to the severance benefits in this Section 6.  Payment of the Base Salary will commence on the sixtieth (60th) day following the Termination Date, and the first installment shall include the payments that would have been made had the payments commenced on the first payroll date following the Termination Date.

7.                                      Dispute Resolution.

(a)           Arbitration.  Subject to the Company’s right to seek injunctive relief pursuant to Section 7(b), any controversy or claim arising out of this Agreement, other than such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be settled by final and binding arbitration.  Executive and the Company further agree that this arbitration provision is not intended to cover claims that cannot by law be required to be arbitrated or to prevent Executive from filing a complaint with a governmental administrative agency.  The arbitration shall take place in New York, New York or, at Executive’s option, the County in which Executive primarily resided during his service to the Company.  The arbitration shall be administered by the American Arbitration Association (the “AAA”) under its Employment Arbitration Rules, by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant employment experience who is chosen by the AAA.  Any award or finding shall be confidential.  Executive agrees that the decision of the arbitrator shall be in writing and shall include a statement of the conclusions and findings upon which the decision is based.  The arbitrator shall have exclusive authority to resolve all arbitrable claims.  Resolution of any arbitrable claim shall be based solely upon the laws governing the claims and defenses pleaded, and the arbitrator must follow applicable law in issuing his or her decision.  The arbitrator shall have the authority to grant or deny all monetary or equitable relief available under applicable law (as well as decide motions and discovery issues).  Executive and the Company shall each be responsible for its own attorneys’ fees.  The arbitrator may not award attorneys’ fees to either party unless a statute or contract at issue specifically authorizes such an award.

(b)           Injunctive Relief.  Notwithstanding the agreement to arbitrate, a breach by the Executive of his obligations under Sections 8 through 14 of this Agreement would cause the Company irreparable harm and no adequate remedy at law would be available in respect thereof.  Accordingly, if any dispute arises between the parties under Sections 8 through 14, the Company shall not be required to arbitrate such claim under Section 7(a), but shall have the right to institute judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim and shall be entitled to relief enjoining such acts without the need to post a bond.  If such judicial proceedings are instituted, such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding under Section 7(a) of this Agreement.  The Executive and the Company consent to the jurisdiction of the United States District Court for the Southern District of New York (or if such court cannot exercise jurisdiction for any reason, to the jurisdiction of the Supreme Court of New York in and for New York County for this purpose.  Further, the Executive and the Company waive any objections to the jurisdiction of such courts based on improper or inconvenient forum.

(c)           Class Actions.  Except as otherwise required under applicable law, all claims and disputes subject to this arbitration provision must be brought in each party’s individual capacity, and not as a plaintiff, class representative, or class member in any purported class or representative proceeding.  Once appointed, subject to the immediately preceding sentence, the arbitrator may not consolidate more than one person’s claims, and may not otherwise preside over any form of class or representative proceeding.  Should Executive or the Company pursue any other legal or administrative action against the other regarding any matter included within this arbitration requirement, the responding party shall be entitled to recover its costs, expenses, and attorneys’ fees incurred as a result of successfully enforcing arbitration.  The arbitrator shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this arbitration provision including, but not limited to, any claim that all or any part of this provision is void or voidable.  This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement among the parties to waive any objections to jurisdiction, venue, or convenience of forum.

8.                                      Company’s Proprietary Rights and Nondisclosure.  Executive recognizes that he may be exposed to or have access to information (including all tangible and intangible manifestations) regarding the patents, copyrights, trademarks, trade secrets, technology, strategic sales/marketing plans, and business of the Company and agrees as follows:

(a)           All Proprietary Information (as defined below), whether presently existing or developed in the future, shall be the sole property of the Company and its assigns.  In addition, the Company and its assigns shall be the sole owner of all intellectual property and other rights in connection with such Proprietary Information.

(b)           The term “Proprietary Information” shall mean all inventions, works of authorship, trade secrets, business plans, confidential knowledge, data or any other proprietary information of the Company.  By way of illustration but not limitation, “Proprietary Information” includes, without limitation, (x) inventions, ideas, samples, designs, applications, drawings, methods or processes, formulas, trade secrets, data, source and object codes, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”)’, and (y) information regarding plans for research, development, new products and service offerings, marketing and selling, business plans, budgets and unpublished financial statements, licenses, sales, pricing, profits and costs, distribution arrangements, suppliers and customers, marketing, customer and partner strategies, business development plans, customer and partner lists; and information regarding the skills and compensation of employees of the Company and the Company’s internal organization.

(c)           During and after his service to the Company, Executive will keep in confidence and trust all Proprietary Information and shall not reproduce, use or disclose any Proprietary Information or anything related to such information without the prior written consent of the Company, except as required in the ordinary course of performing the services to be provided hereunder.

(d)           Executive shall enter into the Restrictive Covenant Agreement as of the Effective Date.

9.                                      Nondisclosure of Third-Party Information.  Executive understands that the Company has received and will receive from third parties information that is confidential or proprietary and that is subject to restrictions on the Company’s use and disclosure (“Third-Party Information”).  During and after his service to the Company, Executive will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information, except as permitted by agreement between the Company and the relevant third party, unless expressly authorized to act otherwise by the Company.

10.                               No Improper Use of Materials.  Executive agrees not to bring to the Company or to use in the performance of services for the Company any materials or documents of a present or former employer of Executive, or any materials or documents obtained by Executive under a binder of confidentiality imposed by reason of another of Executive’s relationships, unless such materials or documents are generally available to the public or Executive has authorization from such present or former employer, client or employee for the possession and unrestricted use of such materials.  Executive understands that Executive is not to breach any obligation of confidentiality that Executive has to present or former employers or clients, and agrees to fulfill all such obligations during his service to the Company.

11.                               Return of Property.  Upon termination of Executive’s employment or other service relationship with the Company, Executive will promptly return to the Company all items containing or embodying Proprietary Information (including all copies), except that

Executive may keep his personal copies of (i) his compensation records, (ii) materials distributed to equityholders generally and (iii) this Agreement.  Executive also recognizes and agrees that he has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that his activity and any files or messages on or using any of those systems may be monitored at any time without notice.

12.                               Non-Disparagement.  During and after Executive’s employment or other service relationship with the Company, Executive will not make any statement (verbal, written or otherwise) about the Company, its affiliates, financial status, business, personnel, directors, officers, consultants, services or business methods that is intended to or is reasonably likely to disparage or denigrate the Company or such other persons.  This Section does not apply to (a) truthful statements made in connection with legal proceedings, governmental and regulatory investigations and actions; or (b) any other truthful statement or disclosure required by law.

13.                               Cooperation.  During and after Executive’s employment or other service relationship with the Company, Executive will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or any of its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any of its affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive.  Executive will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.  The Company will reimburse Executive for reasonable expenses Executive incurs in fulfilling his obligations under this Section.

14.                               Non-Solicit/Non-Competition.  During the course of Executive’s employment or other service relationship with the Company and until one year after the termination of Executive’s employment or other service relationship with the Company for any reason, (a) Executive will not encourage or solicit any employee or consultant of the Company (or any person who, within the six (6)-month period immediately prior to such time, was such an employee or consultant) to leave the Company for any reason (except for the bona fide firing of Company personnel within the scope of Executive’s employment) and (b) Executive will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of the Company, and Executive will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company.

15.                               Section 409A.  If the termination giving rise to the payments described in Section 6 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service.  In addition, to the extent compliance with the requirements of

Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code to any payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period.  This paragraph should not be construed to prevent the application of Treas. Reg. §§ 1.409A-1(b)(4) or 1(b)(9)(iii) (or any successor provisions) to amounts payable to Executive.  For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) to amounts payable hereunder, each payment in a series of payments will be deemed a separate payment.

With respect to any expense reimbursement or in-kind benefit provided to Executive that constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code, (a) the expenses must be incurred during Executive’s lifetime, (b) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (c) reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (d) the right to reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

16.                               Miscellaneous Provisions.

(a)           Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by a nationally recognized overnight courier with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)           Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)           Whole Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, arrangements and agreements regarding this subject matter.

(d)           Choice of Law and Severability.  This Agreement shall be interpreted in accordance with the laws of the State of New York, without regard to its rules and provisions governing choice of laws.  If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.  If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law.  All the other terms and provisions of this Agreement shall continue in fall force and effect without impairment or limitation.

(e)           No Assignment.  This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time.  The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with a sale of the Company, or any sale or transfer of all or a substantial portion of the Company’s assets, to such entity.

(f)            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

In Witness Whereof, each of the parties has executed this Executive Employment Agreement, in the case of the Company by its duly authorized officer, on the day and year first above written.

Angion Biomedica Corp.

By:	/s/ Jay Venkatesan
Name:	Jay R. Venkatesan, MD
Title:	Chief Executive Officer

Executive

/s/ John Neylan
John F. Neylan, MD